Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Long-Term Incentive Plan of The New Home Company Inc. of our report dated April 19, 2013 (except for the effects on the financial statements of the restatement described in Note 1, as to which the date is December 17, 2013), with respect to the financial statements of The New Home Company LLC included in the Prospectus dated January 30, 2014 filed pursuant to Rule 424(b) under the Securities Act on February 3, 2014 of The New Home Company Inc.

/s/ Ernst & Young LLP

Irvine, California

February 4, 2014